                                                                     EXHIBIT 2.9


                    MASTER TRANSITIONAL SERVICES AGREEMENT

                                    between

                               Catalytica, Inc.


                                      and

                        Catalytica Energy Systems, Inc.


                               December 15, 2000

                               TABLE OF CONTENTS

                                                                     Page
ARTICLE 1 DEFINITIONS.............................................     1

     1.1   Additional Services....................................     1
     1.2   Ancillary Agreements...................................     1
     1.3   Distribution Date......................................     1
     1.4   Documentation..........................................     1
     1.5   Effective Date.........................................     2
     1.6   Impracticable..........................................     2
     1.7   Indemnification Agreement..............................     2
     1.8   Master Confidential Disclosure Agreement...............     2
     1.9   Party..................................................     2
     1.10  Person.................................................     2
     1.11  Separation Agreement...................................     2
     1.12  Separation Date........................................     2
     1.13  Service(s).............................................     2
     1.14  Software Deliverable...................................     2
     1.15  Subsidiary.............................................     2

ARTICLE 2 TRANSITION SERVICE SCHEDULES............................     2

     2.1   Services...............................................     2
     2.2   Schedules..............................................     2

ARTICLE 3 SERVICES................................................     3

     3.1   Services Generally.....................................     3
     3.2   Service Limitations....................................     3
     3.3   Impracticability.......................................     3
     3.4   Additional Resources...................................     3
     3.5   Additional Services....................................     3
     3.6   Obligations As To Additional Services..................     4

ARTICLE 4 TERM....................................................     4

ARTICLE 5 COMPENSATION............................................     4

     5.1   Charges for Services...................................     4
     5.2   Payment Terms..........................................     5
     5.3   Performance Under Ancillary Agreements.................     5
     5.4   Error Correction; True-Ups; Accounting.................     5

ARTICLE 6 GENERAL OBLIGATIONS; STANDARD OF CARE...................     5

     6.1   Performance Metrics....................................     5
     6.2   Disclaimer of Warranties...............................     5

                               TABLE OF CONTENTS
                                  (continued)

                                                                     Page
                                                                     ----
     6.3   Transitional Nature Of Services; Changes...............     6
     6.4   Responsibility For Errors; Delays......................     6
     6.5   Good Faith Cooperation; Consents.......................     6
     6.6   Alternatives...........................................     6
     6.7   Errors in Data.........................................     6

ARTICLE 7 TERMINATION.............................................     7

     7.1   Termination............................................     7
     7.2   Survival...............................................     7
     7.3   User IDs, Passwords....................................     7

ARTICLE 8 RELATIONSHIP BETWEEN THE PARTIES........................     7

ARTICLE 9 SUBCONTRACTORS..........................................     8

ARTICLE 10 INTELLECTUAL PROPERTY..................................     8

     10.1  Allocation Of Rights By Ancillary Agreements...........     8
     10.2  Existing Ownership Rights Unaffected...................     8

ARTICLE 11 SOFTWARE LICENSE.......................................     8

     11.1  Software Deliverable/License...........................     8
     11.2  License To Software....................................     8
     11.3  Restrictions...........................................     9
     11.4  Copyright Notices......................................     9
     11.5  No Warranty............................................     9
     11.6  Implied Warranty Disclaimer............................     9
     11.7  No Other Obligations...................................     9

ARTICLE 12 CONFIDENTIALITY........................................    10

ARTICLE 13 LIMITATION OF LIABILITY................................    10

ARTICLE 14 FORCE MAJEURE..........................................    10

ARTICLE 15 DISPUTE RESOLUTION.....................................    10

     15.1  Resolution.............................................    10
     15.2  Continuity of Service and Performance..................    10

ARTICLE 16 MISCELLANEOUS..........................................    11

     16.1  Entire Agreement.......................................    11
     16.2  Governing Law..........................................    11

                               TABLE OF CONTENTS
                                  (continued)

                                                                     Page
                                                                     ----
     16.3  Termination............................................    11
     16.4  Notices................................................    11
     16.5  Binding Effect; Assignment.............................    11
     16.6  Severability...........................................    11
     16.7  Injunctive Relief......................................    12
     16.8  Failure or Indulgence Not Waiver; Remedies Cumulative..    12
     16.9  Amendment..............................................    12
     16.10 Authority..............................................    12
     16.11 Interpretation.........................................    12
     16.12 Conflicting Agreements.................................    12
     16.13 Counterparts...........................................    13

                                                                    Exhibit 2.9
                                                                    -----------
                    MASTER TRANSITIONAL SERVICES AGREEMENT


     This Master Transitional Services Agreement (this "Agreement") is effective
                                                        ---------
as of December 15, 2000 (the "Effective Date"), by and between Catalytica, Inc.,
                              --------------
a Delaware corporation ("Catalytica"), and Catalytica Energy Systems, Inc., a
                         ----------
Delaware corporation formerly known as Catalytica Combustion Systems, Inc. ("CESI").
  ----

                                   RECITALS

     WHEREAS, Catalytica by certain other instruments of even date herewith transfers or will transfer to CESI effective as of the Separation Date, substantially all of the business and assets of the CESI Business owned by Catalytica in accordance with the Master Separation Agreement dated as of December 15, 2000 between the Catalytica and CESI (the "Separation Agreement").
                                                        --------------------

     WHEREAS, Catalytica has entered into the Agreement and Plan of Merger dated as of August 2, 2000 (the "Merger Agreement"), with Synotex Company, Inc.
                           ----------------
("Synotex") and Synotex Acquisition Corporation pursuant to which, in connection with to the distribution by Catalytica of its shares of CESI, Synotex Acquisition Corporation will merge with and into Catalytica (the "Merger"),
                                                                  ------
resulting in Catalytica becoming a wholly-owned subsidiary of Synotex.

     WHEREAS, for a limited period of time following the Separation Date and for the sole purpose of ensuring the orderly and effective separation of Catalytica and CESI, the parties desire to receive from each other certain services which require assets or employees of each other.

     NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth below, the parties hereto agree as follows:


                                   ARTICLE 1

                                  DEFINITIONS

     For the purpose of this Agreement, the following capitalized terms shall have the following meanings:

     1.1  "Additional Services" shall have the meaning set forth in Section 3.5.
           -------------------

     1.2  "Ancillary Agreements" shall have the meaning set forth in the
           --------------------
Separation Agreement.

     1.3  "Distribution Date" shall have the meaning set forth in the Separation
           -----------------
Agreement.

     1.4  "Documentation" shall mean the manuals and other documentation
           -------------
provided by Catalytica to CESI in connection with the Services, including any items listed and described in the relevant Transition Service Schedule hereto.

     1.5  "Effective Date" shall have the meaning set forth in the preamble to
           --------------
this Agreement.

     1.6  "Impracticable" shall have the meaning set forth in Section 3.3.
           -------------

     1.7  "Indemnification Agreement" shall mean that certain Indemnification
           -------------------------
Agreement by and between CESI and Catalytica dated of even date herewith.

     1.8  "Master Confidential Disclosure Agreement" shall mean that certain
           ----------------------------------------
Master Confidential Disclosure Agreement by and between CESI and Catalytica dated of even date herewith.

     1.9  "Party" means either: (i) CESI or (ii) Catalytica, as the case may be.
           -----

     1.10 "Person" shall mean any natural person, firm, individual,
           ------
corporation, limited liability company, partnership, association, joint venture, company, business trust, trust or any other entity or organization, whether incorporated or unincorporated, including a government or political subdivision or any agency or instrumentality thereof.

     1.11 "Separation Agreement" shall mean that certain Master Separation
           --------------------
Agreement by and between CESI and Catalytica dated of even date herewith.

     1.12 "Separation Date" shall have the meaning set forth in the Separation
           ---------------
Agreement.

     1.13 "Service(s)" shall have the meaning set forth in Section 3.1.
           ----------

     1.14 "Software Deliverable" shall mean a software program(s) and other
           --------------------
materials as defined in Section 11.1 provided by Catalytica to CESI and listed and described in the relevant Transition Service Schedule.

     1.15 "Subsidiary" shall have the meaning set forth in the Separation
           ----------
Agreement.

                                   ARTICLE 2

                         TRANSITION SERVICE SCHEDULES

     2.1  Services.  This Agreement will govern the transitional services as
          --------
requested by one Party and provided to it by the other Party, the details of which are set forth in the Transition Service Schedules attached to this Agreement, or otherwise agreed to in writing by the Parties.

     2.2  Schedules.  Each Service shall be covered by this Agreement upon
          ---------
execution of a Transition Service Schedule in the form attached hereto as Exhibit A and subsequently attached as Exhibit B-1, Exhibit B-2, etc. (each transition service schedule, a "Transition Service Schedule"). For each Service,
                                ---------------------------
the Parties shall set forth in the Transition Service Schedule, among other things, the time period during which the Service will be provided if different from the term of this Agreement determined pursuant to ARTICLE 4 hereof, a summary of the Service to be provided; a description of the Service; and the estimated charge, if any, for the Service and any other terms applicable thereto. The term "Agreement" shall include all the Transition Service Schedules. Notwithstanding the foregoing the Parties acknowledge and agree that it may not be practicable to describe each Service in detail and that, therefore, a Service, when generally agreed upon by the Parties will be provided and paid for in accordance with the applicable terms of this Agreement even where such Service is not described in detail in a Schedule.

                                   ARTICLE 3

                                   SERVICES

     3.1  Services Generally.  Except as otherwise provided herein, for the term
          ------------------
determined pursuant to ARTICLE 4 hereof, the specified Party shall provide or cause to be provided to the other the service(s) described in the Transition Service Schedule(s) attached hereto or later executed by the Parties from time to time. Executed Transition Service Schedules are attached hereto as Exhibits B-1, B-2, etc. The service(s) described on a single Transition Service Schedule shall be referred to herein as a "Service." Collectively, the services
                                  -------
described on all the Transition Service Schedules (including Additional Services) shall be referred to herein as "Services."

     3.2  Service Limitations. Except as provided in a Transition Service
          -------------------
Schedule for a specific Service: (i) the Service provider therein shall not be required to provide the Services except to the extent and only at the locations such Services are being provided by such Service provider's business prior to the Separation Date or the performance of such Service requires assets that will be owned by it following the Separation Date; and (ii) the Services will be available only for purposes of conducting the business of the Service recipient substantially in the manner it was conducted by the Service recipient prior to the Separation Date.

     3.3  Impracticability. Neither Party shall be required to provide any
          ----------------
Service to the extent the performance of such Service becomes "Impracticable" as a result of a cause or causes outside the reasonable control of the Party providing such Service including unfeasible technological requirements, or to the extent the performance of such Services would require the Service provider to violate any applicable laws, rules or regulations or would result in the breach of any confidentiality or non-disclosure obligations, software license or other applicable contract.

     3.4  Additional Resources. Except as provided in a Transition Service
          --------------------
Schedule for a specific Service, in providing the Services, the Service provider shall not be obligated to: (i) hire any additional employees; (ii) maintain the employment of any specific employee; (iii) purchase, lease or license any additional equipment or software; (iv) pay any costs related to the transfer or conversion of CESI's data; or (v) engage any alternate supplier of Services. Unless otherwise specified in the relevant Transition Services Schedule, the Service provider shall not be required to purchase or deliver to the other Party additional equipment or materials required to perform the relevant Service unless, the other Party shall reimburse the Service provider for such equipment or materials in accordance with ARTICLE 5.

     3.5  Additional Services.  From time to time after the Effective Date, the
          -------------------
Parties may identify additional services that one Party will provide to the other in accordance with the terms of this Agreement (the "Additional Services"). Accordingly, the Parties shall
                     -------------------
execute additional Transition Service Schedules for such Additional Services pursuant to ARTICLE 2. Except as set forth in Section 3.6, the Parties may agree in writing on Additional Services during the term of this Agreement.

     3.6  Obligations As To Additional Services. Except as set forth in the next
          -------------------------------------
sentence, the Service provider shall perform, at a charge determined using the principles for determining fees under Section 5.1, any Additional Service that:
(a) was provided at a location occupied by, or by the business constituting, the other Party immediately prior to the Separation Date and that was inadvertently or unintentionally omitted from the list of Services, (b) is based on the use of assets owned, or employees employed, by the Service provider as a result of the Separation Date, or (c) is reasonably necessary to effectuate an orderly transition under the Separation Agreement unless such performance would significantly disrupt the Service provider's operations or materially increase the scope of its responsibility under this Agreement. If a Party reasonably believes the performance of Additional Services required under subparagraphs
(a), (b) or (c) would significantly disrupt its operations or materially increase the scope of its responsibility under this Agreement, the Parties shall negotiate in good faith to establish terms under which such Additional Services may be provided.

                                   ARTICLE 4

                                     TERM

     The term of this Agreement shall commence on the Effective Date and shall remain in effect for six (6) months after the Effective Date (the "Expiration
                                                                   ----------
Date"), unless earlier terminated under ARTICLE 7.  This Agreement may be
----
extended by the Parties in writing, either in whole or with respect to one or more of the Services; provided, however, that such extension shall only apply to
                      --------  -------
the Services for which the Agreement was extended. The Parties shall be deemed to have extended this Agreement with respect to a specific Service if the Transition Service Schedule for such Service specifies a completion date beyond the aforementioned Expiration Date. The Parties may agree on an earlier expiration date respecting a specific Service by specifying such date on the Transition Service Schedule for that Service. Services shall be provided up to and including the date set forth in the applicable Transition Service Schedule, subject to earlier termination as provided herein.

                                   ARTICLE 5

                                 COMPENSATION

     5.1  Charges for Services. The Service recipient shall pay to the providing
          --------------------
Party the charges, if any, set forth on the Transition Service Schedules for each of the Services listed therein as adjusted, from time to time, in accordance with the process and procedures established under Section 5.4 hereof. Such fees shall include the direct costs, as determined using the process described in such Transition Service Schedule, indirect costs of providing the Services and a 5% administrative fee unless specifically indicated otherwise on a Transition Service Schedule. The

Parties shall use good faith efforts to discuss any situation in which the actual charge for a Service is reasonably expected to exceed the estimated charge, if any, set forth on a Transition Service Schedule for a particular Service; provided, however, that the incurrence of charges in excess of any such estimate on such Transition Service Schedule shall not justify stopping the provision of, or payment for, Services under this Agreement.

     5.2  Payment Terms. The Service provider shall invoice the other Party
          -------------
monthly for all charges pursuant to this Agreement. Such invoices shall be accompanied by reasonable documentation or other reasonable explanation supporting such charges. Invoices shall be due and payable within thirty (30) days after receipt. Late payments shall bear interest at the lesser of 12% on an annualized basis or the maximum rate allowed by law. Either Party, if owing the greater amount in any payment period may pay to the other Party the net amount by which its payment exceeds the payment due to it for such period.

     5.3  Performance Under Ancillary Agreements. Notwithstanding anything to
          --------------------------------------
the contrary contained herein, neither Party shall be charged under this Agreement for any obligations that are specifically required to be performed under the Separation Agreement or any other Ancillary Agreement and any such other obligations shall be performed and charged for (if applicable) in accordance with the terms of the Separation Agreement or such other Ancillary Agreement.

     5.4  Error Correction; True-Ups; Accounting. The Parties shall reasonably
          --------------------------------------
agree on a process and procedure for making adjustments to charges as a result of the movement of employees and functions between Parties, the discovery of errors or omissions in charges, as well as a true-up of amounts owed. In no event shall such processes and procedures extend beyond 180 days after completion of a Service.

                                   ARTICLE 6

                     GENERAL OBLIGATIONS; STANDARD OF CARE

     6.1  Performance Metrics. Subject to Sections 3.3 and 3.4 and any other
          -------------------
terms and conditions of this Agreement, the Service provider shall maintain sufficient resources to perform its obligations hereunder. Specific performance metrics for a specific Service may be set forth in the corresponding Transition Service Schedule. Where none is set forth, the Service provider shall use reasonable efforts to provide Services in accordance with the policies, procedures and practices in effect before the Separation Date and shall exercise the same care and skill as it exercises in performing similar Services for itself. The Service recipient shall provide sufficient resources and timely decisions, approvals and acceptances in order that the Service provider may accomplish its obligations hereunder in a timely manner.

     6.2  Disclaimer of Warranties. Neither Party makes any warranties, express,
          ------------------------
implied or statutory, including but not limited to the implied warranties of merchantability, business continuity or fitness for a particular purpose, with respect to the Services which may be provided hereunder.

     6.3  Transitional Nature Of Services; Changes.  The Parties acknowledge the
          ----------------------------------------
transitional nature of the Services and that the Service provider may make changes from time to time in the manner of performing such Services if such Party is making similar changes in performing similar services for itself provided that such Party furnishes to the other reasonable advanced written notice regarding such changes.

     6.4  Responsibility For Errors; Delays. The Service provider's
          ---------------------------------
responsibility to the Service recipient with respect to Services are as follows:

          (a) for errors or omissions in Services, shall be to furnish correct information, payment and/or adjustment in the Services, at no additional cost or expense; provided, the Service recipient must promptly advise the Service
         --------
provider of any such error or omission of which it becomes aware after having used reasonable efforts to detect any such errors or omissions in accordance with the standard of care set forth in Section 6.1; and

          (b) for failure to deliver any Service because of Impracticability, shall be to use reasonable efforts, subject to Section 3.3, to make the Services available and/or to resume performing the Services as promptly as reasonably practicable.

     6.5  Good Faith Cooperation; Consents. The Parties will use good faith
          --------------------------------
efforts to cooperate with each other in all matters relating to the provision and receipt of Services. Such cooperation shall include exchanging information, performing true-ups and adjustments, and obtaining all third party consents, licenses, sublicenses or approvals necessary to permit each Party to perform its obligations hereunder (including, rights to use third party software needed for the performance of Services). Unless otherwise provided in the relevant Transition Services Schedule, the costs of obtaining such third party consents, licenses, sublicenses or approvals shall be borne by the Service recipient. The Parties will maintain in accordance with their standard document retention procedures, documentation supporting the information relevant to cost calculations contained in the Transition Service Schedules and cooperate with each other in making such information available as needed in the event of a tax audit, whether in the United States or any other country.

     6.6  Alternatives. If a Party reasonably believes it is unable to provide a
          ------------
Service because of a failure to obtain necessary consents, licenses, sublicenses or approvals pursuant to Section 6.5 or because such Service is Impracticable, the Parties shall cooperate to determine the best alternative approach. Until such alternative approach is found or the problem otherwise resolved to the satisfaction of the Parties, Service provider shall use reasonable efforts, subject to Section 3.3 and Section 3.4, to continue providing the Service. To the extent an agreed upon alternative approach requires payment above and beyond that which is included in the Service provider's charge specified in the Transition Service Schedule for the Service in question, the Service recipient shall make any such payment unless the Parties otherwise agree in writing.

     6.7  Errors in Data. In the event any data or information provided by or on
          --------------
behalf of a Service recipient to a Service provider for the purpose of providing Services hereunder is damaged, incorrect or corrupt, the Service recipient shall indemnify, defend and hold harmless the Service provider from and against any actual damages incurred (including costs of replacing Service provider data) by it as a result of receipt from the Service recipient of damaged, incorrect or corrupt data for use in providing Services pursuant to this Agreement.

                                   ARTICLE 7

                                  TERMINATION

     7.1  Termination.  The Parties may terminate this Agreement at any time by
          -----------
mutual consent. The Service recipient may terminate this Agreement with respect to any one or more of the Services provided to it hereunder, for any reason or for no reason, at any time upon thirty (30) days prior written notice to the Service provider. In addition, subject to the provisions of ARTICLE 15, either Party may terminate this Agreement with respect to a specific Service if the other Party materially breaches a material provision with regard to that particular Service and does not cure such breach (or does not take reasonable steps required under the circumstances to cure such breach going forward) within thirty (30) days after being given written notice of such breach; provided,
                                                                  --------
however, that the non-terminating Party may request that the Parties engage in a
-------
dispute resolution negotiation as specified in ARTICLE 15 below prior to termination for breach.

     7.2  Survival.  Those Sections of this Agreement that, by their nature, are
          --------
intended to survive termination will survive in accordance with their terms. Notwithstanding the foregoing, in the event of any termination with respect to one or more, but less than all Services, this Agreement shall continue in full force and effect with respect to any Services not terminated hereby.

     7.3  User IDs, Passwords.  The Parties shall use good faith efforts at the
          -------------------
termination or expiration of this Agreement or any specific Service hereto to ensure that all applicable user IDs and passwords are canceled.

                                   ARTICLE 8

                       RELATIONSHIP BETWEEN THE PARTIES

     The relationship between the Parties established under this Agreement is that of independent contractors and neither Party is an employee, agent, partner, or joint venturer of or with the other. The Service provider will be solely responsible for any employment-related taxes, insurance premiums or other employment benefits respecting its personnel's performance of Services under this Agreement. The Service recipient agrees to grant to the Service provider's personnel access to sites, systems and information (subject to the provisions of confidentiality stated below) as necessary for the Service provider to perform its obligations hereunder. Each Party's personnel shall agree to obey any and all security regulations and other published policies of the other relevant to the provision or receipt of the Services.

                                   ARTICLE 9

                                SUBCONTRACTORS

     A providing Party may engage a subcontractor to perform all or any portion of its duties under this Agreement provided that any such subcontractor agrees in writing to be bound by confidentiality obligations at least as protective as the terms of this Agreement regarding confidentiality, and provided further that Service provider remains responsible for the performance of such subcontractor. As used in this Agreement, "subcontractor" will mean any individual, partnership, corporation, firm, association, unincorporated organization, joint venture, trust or other entity engaged to perform hereunder.

                                  ARTICLE 10

                             INTELLECTUAL PROPERTY

     10.1 Allocation Of Rights By Ancillary Agreements.  This Agreement and the
          --------------------------------------------
performance of this Agreement will not affect the ownership of any intellectual property rights allocated in the Ancillary Agreements.

     10.2 Existing Ownership Rights Unaffected. Neither Party will gain, by
          ------------------------------------
virtue of this Agreement, any rights of ownership of copyrights, patents, trade secrets, trademarks or any other intellectual property rights owned by the other.

                                  ARTICLE 11

                               SOFTWARE LICENSE

     11.1 Software Deliverable/License.  Unless otherwise agreed by the Parties
          ----------------------------
under the Ancillary Agreements or any separate license or technology agreement, if the providing Party supplies or makes available to the other Party a deliverable that in whole or in part consists of software, firmware, or other computer code (a "Software Deliverable") as indicated in a Transition Service
                  --------------------
Schedule, such Software Deliverable will be supplied in object code form only and will be subject to the terms of this ARTICLE 11. In the event that such Software Deliverable is licensed to the Service provider by third parties, the Service recipient agrees to be bound by any different or additional terms and conditions that are required by such third parties and are communicated in writing to it.

     11.2 License To Software.  Subject to the terms and conditions of this
          -------------------
Agreement, the Service provider hereby grants to the Service recipient, under its intellectual property rights in and to a Software Deliverable, a non-exclusive, nontransferable worldwide license, without the right to sublicense, to (a) use the Software Deliverable in object code only for its own internal information processing services and computing needs, and to make sufficient copies as reasonably necessary for such use, and (b) use the Documentation in connection with the permitted use of the Software Deliverable and make sufficient copies as necessary for such use; provided, however, that the
                                             --------  -------
foregoing license shall (i) be limited solely to the use by the Service recipient of the Software Deliverable to the extent necessary for the Service recipient to obtain the benefit of the relevant Service, and (ii) expire and terminate upon the termination of the relevant Service term. Upon such termination of the License, all rights of the Party receiving the associated Service with respect to the Software Deliverable and the related Documentation shall terminate, and such Party shall (i) promptly destroy, or return to the Party providing the Software Deliverable, all materials comprising, containing, based on or derived from the Software Deliverable and the related Documentation, together with all complete or partial copies thereof in any medium as the providing Party shall request, and (ii) certify in writing to the other Party that such materials have been returned or destroyed.

     11.3 Restrictions. Neither the Service recipient shall itself, or through
          ------------
any subsidiary, affiliate, agent or third party: (a) sell, lease, license or sublicense the Software Deliverable; (b) modify, decompile, disassemble, or reverse engineer the Software Deliverable, in whole or in part, except to the extent such restriction is prohibited by applicable law; (c) allow access to the Software Deliverable to any user other than its employees; (d) use the Software Deliverable to provide processing services to third parties; (e) otherwise use the Software Deliverable on a "service bureau" basis; or (f) provide, disclose, divulge or make available to, or permit use of the Software Deliverable by any third party without the Service provider's prior written consent.

     11.4 Copyright Notices. The Service recipient shall not remove any
          -----------------
copyright notices, proprietary markings, trademarks or trade names from the Service provider's software or Documentation.

     11.5 No Warranty. THE SOFTWARE DELIVERABLE AND ANY OTHER MATERIALS PROVIDED
          -----------
HEREUNDER ARE LICENSED OR PROVIDED ON AN "AS-IS" BASIS ONLY, WITHOUT ANY EXPRESS WARRANTIES OF ANY KIND.

     11.6 Implied Warranty Disclaimer.  THE SERVICE PROVIDER MAKES NO WARRANTIES
          ---------------------------
WHATSOEVER, EITHER EXPRESS OR IMPLIED, REGARDING THE SOFTWARE DELIVERABLE OR ANY OTHER MATERIAL PROVIDED BY IT HEREUNDER INCLUDING, WITHOUT LIMITATION, AS TO THE MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO SUCH SOFTWARE DELIVERABLE OR OTHER MATERIALS.

     11.7 No Other Obligations.  NEITHER PARTY ASSUMES ANY RESPONSIBILITY OR
          --------------------
OBLIGATIONS WHATSOEVER, OTHER THAN THE RESPONSIBILITIES AND OBLIGATIONS EXPRESSLY SET FORTH IN THIS AGREEMENT OR ANY SEPARATE WRITTEN AGREEMENT BETWEEN THE PARTIES.

                                  ARTICLE 12

                                CONFIDENTIALITY

     The terms of the Master Confidential Disclosure Agreement between the Parties shall apply to any Confidential Information (as defined therein) which is the subject matter of this Agreement.

                                  ARTICLE 13

                            LIMITATION OF LIABILITY

     NEITHER PARTY WILL BE LIABLE TO THE OTHER FOR ANY LOST PROFITS, LOSS OF DATA, LOSS OF USE, COST OF COVER, BUSINESS INTERRUPTION OR OTHER SPECIAL, INCIDENTAL, INDIRECT, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES, HOWEVER CAUSED, UNDER ANY THEORY OF LIABILITY, ARISING FROM THE PERFORMANCE OF, OR RELATING TO, THIS AGREEMENT.

                                  ARTICLE 14

                                 FORCE MAJEURE

     Each party will be excused for any failure or delay in performing any of its obligations under this Agreement, other than the obligations to make payments pursuant to ARTICLE 5 hereof for services rendered, if such failure or delay is caused by Force Majeure. "Force Majeure" means any act of God or the public enemy, any accident, explosion, fire, storm, earthquake, flood, or any other circumstance or event beyond the reasonable control of the party relying upon such circumstance or event.

                                  ARTICLE 15

                              DISPUTE RESOLUTION

     15.1 Resolution. Any dispute, controversy or claim ("Dispute") arising
          ----------
between the parties relating to the interpretation or performance of this Agreement shall be resolved in the manner specified in Section 5.6 of the Separation Agreement.

     15.2 Continuity of Service and Performance.  Unless otherwise agreed in
          -------------------------------------
writing, the parties will continue to provide Service and honor all other commitments under this Agreement and each Ancillary Agreement (as defined in the Separation Agreement) during the course of dispute resolution pursuant to the provisions of this Article 15 with respect to all matters not subject to such dispute, controversy or claim.

                                  ARTICLE 16

                                 MISCELLANEOUS

     16.1 Entire Agreement.  This Agreement, the Merger Agreement, the other
          ----------------
Ancillary Agreements and the Exhibits and Schedules referenced or attached hereto and thereto, constitute the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all prior written and oral and all contemporaneous oral agreements and understandings with respect to the subject matter hereof.

     16.2 Governing Law. This Agreement shall be construed in accordance with
          -------------
and all Disputes hereunder shall be governed by the laws of the State of Delaware, excluding its conflict of law rules. A court of competent jurisdiction in the State of Delaware shall have jurisdiction and venue over all Disputes between the parties that are permitted to be brought in a court of law.

     16.3 Termination.  This Agreement may be terminated at any time before the
          -----------
Distribution Date by mutual consent of Catalytica and CESI. In the event of termination pursuant to this Section 16.3, no Party shall have any liability of any kind to the other Party.

     16.4 Notices.  Any notice, demand, offer, request or other communication
          -------
required or permitted to be given by either Party pursuant to the terms of this Agreement shall be made in accordance with Section 6.6 of the Separation Agreement unless otherwise specified on a Transition Service Schedule.

     16.5 Binding Effect; Assignment. This Agreement shall inure to the benefit
          --------------------------
of and be binding upon the Parties hereto and their respective legal representatives and successors, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement. This Agreement may not be assigned by any Party hereto without written consent of the other party, which consent shall not be unreasonably withheld. Notwithstanding anything to the contrary contained herein, neither Party shall engage in any transaction or series of transactions in which another entity becomes the owner of 50% or more of the equity securities of such Party unless the acquiror and any ultimate parent entity shall have executed and delivered to the other Party an agreement confirming that such acquiror and/or ultimate parent entity shall, upon consummation of such transaction or series of transactions, cause the relevant Party to continue to perform under the terms of the Agreement and each Ancillary Agreement.

     16.6 Severability.  If any term or other provision of this Agreement or the
          ------------
Schedules or Exhibits attached hereto is determined by a non appealable decision by a court, administrative agency or arbitrator to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the fullest extent possible.

     16.7  Injunctive Relief.  Each Party acknowledges and agrees that Software
           -----------------
Deliverables and other Confidential Information made available to it by the other party hereunder constitute valuable property of the other party and that violation by it or by its employees, agents or subcontractors of any provisions of Sections 11.1 through 11.4, or of Article 12, of this Agreement with respect to such Software Deliverables or Confidential Information may cause the other party irreparable injury not compensable by money damages, for which the other party may not have an adequate remedy at law. Accordingly, if either party institutes an action or proceeding to enforce any provisions of Sections 11.1 through 11.4 or of Article 12 of this Agreement, such party shall be entitled to appropriate injunctive or other equitable relief as may be necessary to enjoin, prevent or curtail any breach thereof, threatened or actual, without the posting of any bond or security.

     16.8  Failure or Indulgence Not Waiver; Remedies Cumulative.  No failure or
           -----------------------------------------------------
delay on the part of either Party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement or the Schedules or Exhibits attached hereto are cumulative to, and not exclusive of, any rights or remedies otherwise available.

     16.9  Amendment. No change or amendment will be made to this Agreement
           ---------
except by an instrument in writing signed on behalf of each of the Parties to such agreement.

     16.10 Authority. Each of the Parties hereto represents to the other that
           ---------
(a) it has the corporate or other requisite power and authority to execute, deliver and perform this Agreement, (b) the execution, delivery and performance of this Agreement by it have been duly authorized by all necessary corporate or other actions, (c) it has duly and validly executed and delivered this Agreement, and (d) this Agreement is a legal, valid and binding obligation, enforceable against it in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and general equity principles.

     16.11 Interpretation. The headings contained in this Agreement, in any
           --------------
Exhibit or Schedule hereto and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized term used in any Schedule or Exhibit but not otherwise defined therein, shall have the meaning assigned to such term in this Agreement. When a reference is made in this Agreement to an Article or a Section, or Exhibit, or Schedule, such reference shall be to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated.

     16.12 Conflicting Agreements. In the event of conflict between this
           ----------------------
Agreement and: (a) the Separation Agreement; (b) the Merger Agreement; or (c) the Indemnification Agreement, the provisions of such other agreement shall prevail.

     16.13 Counterparts. This Agreement, including the Schedules and Exhibits hereto and the other documents referred to herein, may be executed in counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.


CATALYTICA, INC.                      CATALYTICA ENERGY SYSTEMS, INC.


By: /s/ Lawrence W. Briscoe           By: /s/ Dennis S. Riebe
   ----------------------------          --------------------------------

Title:  Chief Financial Officer       Title:            CFO
      -------------------------             -----------------------------

                                   Exhibit A
                                   ---------

   Form Transition Service Schedule to Master Transitional Services Agreement


Service Provider: _________________

Service Recipient: ________________

1. Transition Service Schedule #: ___________(To be inserted by responsible individual or department.)

2.   Functional Area: ____________

3. Start/End Date: The Services start on the Effective Date of the Master Transitional Services Agreement and end on _____________ unless otherwise indicated below.

     Indicate below if other start/end date:
     --------------------------------------

          Start Date: ____________

          End Date: ______________

     If Start and End dates vary by service and/or country, please indicate in
     Section 5 below.

4. Summary of Services (Describe the service to be provided in appropriate detail.

--------------------------------------------------------------------------------

           Service Name                                  Description
--------------------------------------------------------------------------------




--------------------------------------------------------------------------------


5. List of services to be provided per country and site: (List all the services to be provided at each site. Enter Start Date and End Date if different than Section 3 above.)

--------------------------------------------------------------------------------

   Country        Site        Service(s)         Start Date          End Date
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

6. Performance parameters/Service level: (State minimum performance expected from each service, if applicable.):

7.  Estimated Total Compensation: _____________

8. Describe cost methodology and cost drivers affecting Estimated Total Compensation (Describe on an individual service basis if necessary):

9. Describe the process by which the cost of services will be adjusted in the instance of an increase/reduction in the services provided: (Describe on an individual service basis if necessary.)

10. Software:  Will software be used or included with the Services to be provided under this Transition Service Schedule: ____ Yes ____ No

               If yes, will source code be provided:      ____ Yes   ____ No

               List software to be provided:

               Software Application           Number of Licenses to be Provided
               --------------------           ---------------------------------

               -----------------------------------------------------------------

               -----------------------------------------------------------------

Upon execution of this Transition Service Schedule by both parties, this Transition Service Schedule is hereby deemed incorporated into and made part of that certain Master Transitional Services Agreement.


CATALYTICA INC.                       CATALYTICA ENERGY SYSTEMS INC.


By: _____________________________     By: ______________________________

Title:___________________________     Title:____________________________

                                      A-2